Exhibit 11.1

LENOX GROUP INC.
COMPUTATION OF NET (LOSS) INCOME PER SHARE
(In thousands, except per share amounts)

	13 WEEKS ENDED SEPTEMBER 27, 2008	13 WEEKS ENDED SEPTEMBER 29, 2007

Basic:
Net (loss) income	$(49,837)	$4,122

Weighted average number of common shares outstanding	13,979	13,826

Net (loss) income per common share – basic	$(3.57)	$0.30

Assuming Dilution:
Net (loss) income	$(49,837)	$4,122

Weighted average number of common shares outstanding	13,979	13,826

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	193

Weighted average number of common and common equivalent shares	13,979	14,019

Net (loss) income per common share – assuming dilution	$(3.57)	$0.29

LENOX GROUP INC.
COMPUTATION OF NET LOSS PER SHARE
(In thousands, except per share amounts)

	39 WEEKS ENDED SEPTEMBER 27, 2008	39 WEEKS ENDED SEPTEMBER 29, 2007

Basic:
Net loss	$(109,562)	$(20,184)

Weighted average number of common shares outstanding	13,932	13,808

Net loss per common share – basic	$(7.86)	$(1.46)

Assuming Dilution:
Net loss	$(109,562)	$(20,184)

Weighted average number of common shares outstanding	13,932	13,808

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—

Weighted average number of common and common equivalent shares	13,932	13,808

Net loss per common share – assuming dilution	$(7.86)	$(1.46)